COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
     IN DREYFUS FLORIDA INTERMEDIATE MUNICIPAL BOND FUND
     AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


     EXHIBIT A:
     ____________________________________________________
    |             |                 |                   |
    |             |  LEHMAN BROTHERS|                   |
    |  PERIOD     |      10-YEAR    | DREYFUS FLORIDA   |
    |             |     MUNICIPAL   |   INTERMEDIATE    |
    |             |   BOND INDEX *  |MUNICIPAL BOND FUND|
    |-----------  |  ---------------|-------------------|
    |  1/21/92    |          10,000 |            10,000 |
    | 12/31/92    |          10,869 |            10,935 |
    | 12/31/93    |          12,257 |            12,339 |
    | 12/31/94    |          11,672 |            11,732 |
    | 12/31/95    |          13,676 |            13,373 |
    |---------------------------------------------------|

    *Source: Lehman Brothers